Exhibit 10.2

DEPOMED, INC.

AMENDED AND RESTATED
MANAGEMENT CONTINUITY AGREEMENT

This Amended and Restated Management Continuity Agreement (the “Agreement”) is effective as of                     , 2016 (the “Effective Date”) by and between                        (“Employee”) and Depomed, Inc., a California corporation (the “Company”).  This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.  This Agreement amends and restates that certain Management Continuity Agreement entered into between the parties as of [            ], 2014 (referred to herein as the “Prior Agreement”).

RECITALS

A.            It is expected that the Company may from time to time consider the possibility of realigning its organization.

B.            It is further expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors.

C.            The Board of Directors recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.

D.            The Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the foregoing factors.

E.            The Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

F.             The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon certain termination of Employee’s employment, including in connection with a Change in Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, including and notwithstanding the possibility of a Change in Control.

G.            To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement, which Agreement shall supersede the Prior Agreement and any other agreement or understanding pertaining to the subject matter herein, including any offer letter between the Company and Employee, as of the Effective Date.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1.             At-Will Employment; Term.

(a)           The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason.  If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to by the Company.  The terms of this Agreement shall terminate upon the earlier of: (i) the date on which Employee ceases to be employed by the Company, other than as a result of a Change in Control Involuntary Termination or an Other Involuntary Termination,  or (ii) the last day of the Term (such date being referred to herein as the “End Date”; provided, however, that in the event of a Pending Change in Control in effect on the End Date, the End Date shall be delayed until the later to occur of (x) the termination of any Pending Change in Control by the parties to such Pending Change in Control and (y) one year after the completion of any Pending Change in Control).  Notwithstanding the foregoing, in no event shall this Agreement terminate prior to the time that all outstanding obligations of the parties hereunder have been satisfied.  A termination of the terms of this Agreement pursuant to this Section 1(a) shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.  The rights and duties created by this Agreement are contingent upon the Employee’s execution of a release of claims against the Company, in substantially the form attached hereto as Appendix A, within forty-five (45) days following his termination of employment and the expiration of any statutory revocation period and may not be modified in any way except by a written agreement executed by the Employee and an officer of the Company upon direction from the Board of Directors.

(b)           Subject to Section 1(a), this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through the third anniversary of the Effective Date (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year to year basis after the third anniversary of the Effective Date (each a “Renewal Term” and together with the Initial Term, the “Term”).  If the Company or the Employee elects not to renew this Agreement for a Renewal Term, the Company or the Employee must give a written notice of termination to the other party at least twelve (12) months before the expiration of the then-current Initial Term or Renewal Term, as applicable.  In the event that one party provides the other with a written notice of termination pursuant to this Section 1(b), no further automatic extensions will occur and at the end of the then-existing Initial Term or Renewal Term, as applicable, the Term shall expire.

2.             Termination Benefits.

(a)           Benefits Upon a Change in Control Involuntary Termination.

(i)            Treatment of Equity Awards.  In the event that Employee is subject to a Change in Control Involuntary Termination, 100% of Employee’s unvested Company option shares, restricted stock, restricted stock units and other equity-based awards shall become immediately vested on such termination date and the risk of forfeiture of 100% of Employee’s restricted stock shall lapse on such termination date.  Each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability.

(ii)           Severance.  In the event that Employee is subject to a Change in Control Involuntary Termination, Employee shall be entitled to receive severance benefits as follows:  (A) a lump sum cash severance payment equal to [one (1) times (if Employee is not the CEO)] [two (2) times (if Employee is the CEO)] the higher of (1) the base salary which Employee was receiving immediately prior to the Change in Control or (2) the base salary which Employee was receiving immediately prior to the Change in Control Involuntary Termination, which payment shall be paid on the sixtieth (60th) day following the Change in Control Involuntary Termination; (B) a lump sum cash payment equal to [one (1) times (if Employee is not the CEO)] [two (2) times (if Employee is the CEO)] Employee’s Target Annual Bonus; and (C)  payment by the Company of the full cost of the health insurance benefits provided to Employee and Employee’s spouse and dependents, as applicable, immediately prior to the Change in Control pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the [twelve (12) month (if Employee is not the CEO)] [twenty-four (24) month (if Employee is the CEO)] period following the Change in Control Involuntary Termination date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law.  The benefits to be provided under clauses (a)(i) and (a)(ii) shall be paid on the sixtieth (60th) day following Employee’s termination of employment ; except that any payments under clause (a)(ii)(C) shall be paid on a monthly basis commencing on the sixtieth (60th) day following Employee’s termination of employment (subject in all cases to Employee’s release of claims against the Company as set forth in Section 1(a)).  Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to Employee is likely to cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Healthcare Reform Act”), the Company shall pay Employee a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to Employee.  In addition, Employee shall receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment and up to three (3) months of outplacement services not to exceed $5,000 per month (with a provider and in a program selected by the Employee. provided Employee commences such services within ninety (90) days of Employee’s Change in Control Involuntary Termination date).

(b)           Benefits Upon an Other Involuntary Termination.

[Item (i) - if Employee is CEO only]

(i)            Treatment of Equity Awards.  In the event that Employee is subject to an Other Involuntary Termination, Employee shall be credited with an additional twelve (12) months of employment for purposes of determining the vesting of his equity-based awards, which shall result in the immediate vesting as of such termination date of those otherwise unvested Company option shares, restricted stock, restricted stock units and other equity-based awards that would have become vested if Employee had completed an additional twelve (12) months of employment following such termination date and the risk of forfeiture of Employee’s applicable number of restricted stock, restricted stock units and similar equity-based awards shall lapse on such termination date.  Each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability.

(ii)           Severance.  In the event that Employee is subject to an Other Involuntary Termination, Employee shall be entitled to receive severance benefits as follows:  (A) severance payments for [twelve (12) months (if Employee is not the CEO)] [eighteen months (18) (if Employee is the CEO)] after the effective date of the termination (for purposes of this Section 2(b)[(i)][(ii)], the “Severance Period”) equal to the base salary which Employee was receiving immediately prior to the Other Involuntary Termination, which payments shall be paid during the Severance Period in accordance with the Company’s standard payroll practices; and (B)  payment by the Company of the full cost of the health insurance benefits provided to Employee and Employee’s spouse and dependents, as applicable, immediately prior to the Other Involuntary Termination pursuant to the terms of COBRA or other applicable law through the earlier of the end of the Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law.  The benefits to be provided under Section 2(b)(i)[ and 2(b)(ii)] shall be paid or commence to be paid on the sixtieth (60th) day following Employee’s termination of employment (subject to Employee’s release of claims against the Company as set forth in Section 1(a)).  Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to Employee could cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Healthcare Reform Act, the Company shall pay Employee a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to Employee.  In addition, Employee shall receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment and up to three (3) months of outplacement services not to exceed $5,000 per month (with a provider and in a program selected by the Company, provided Employee commences such services within ninety (90) days of Employee’s Other Involuntary Termination date).

(c)           Termination for Cause.  If Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration.  Employee shall receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

(d)           Voluntary Resignation.  If Employee voluntarily resigns from the Company under circumstances which do not constitute a Change in Control Involuntary Termination or an Other Involuntary Termination, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration.  Employee shall receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

(e)           Death or Disability.   If Employee’s employment terminates on account of Employee’s death or Disability at any time, whether or not in connection with a Change in Control or Pending Change in

Control, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration.  Employee shall receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

3.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Cause.  “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the performance of services for the Company, (iii) a material and willful violation of any federal or state law resulting or likely to result in substantial and material damage to the Company or its subsidiaries; (iv) commission of any act of fraud with respect to the Company resulting or likely to result in substantial and material damage to the Company or its subsidiaries, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors, subject to the Company’s compliance with the “Cause Cure Process”.

(b)   Cause Cure Process.  “Cause Cure Process” shall mean that (i) Company reasonably determines that Employee has engaged in behavior constituting “Cause”; (ii) Company notifies the Employee in writing of the first occurrence of the behavior constituting “Cause” within ninety (90) days of the first occurrence of such condition; (iii) the Employee shall have [thirty (30)] days following such notice (the “Cause Cure Period”), to substantially remedy the condition, if curable; (iv) notwithstanding such efforts, the condition constituting “Cause” continues to exist; and (v) Company terminates Employee’s employment due to “Cause” within ninety (90) days after the end of the Cause Cure Period.  For avoidance of doubt, if the behavior constituting “Cause” is not substantially curable, then the Cause Cure Period shall end on the date the Employee receives the Company’s written notice set forth in clause (ii) above.  If the Employee substantially cures the condition constituting “Cause” during the Cause Cure Period, such behavior constituting “Cause” shall be deemed not to have occurred.

(c)  Change in Control; Pending Change in Control.  “Change in Control” shall have the meaning given such term in the Amended and Restated Depomed, Inc. 2014 Omnibus Incentive Plan.  “Pending Change in Control” shall mean any transaction or transactions which, if consummated, would result in a Change in Control with respect to which the Company enters into a definitive agreement prior to the End Date which has not been completed or terminated, as determined by the Board of Directors in its reasonable determination (whereupon the End Date shall be delayed as provided in Section 1(a) above).  Pending Change in Control shall also include any Change in Control with respect to which the Company enters into a binding agreement within thirty (30) days after the termination of any other Pending Change in Control.

(d)           Change in Control Involuntary Termination.  “Change in Control Involuntary Termination” shall mean: (i) any termination by the Company other than for Cause, death or Disability, or (ii) Employee’s voluntary termination for Good Reason (as defined in Section 3(d)), in each case in connection with, or within the period beginning (A) ninety (90) days prior to the effective date of a Change in Control and ending (B) twenty-four (24) months following the effective date of a Change in Control.  For purposes of this Section 3(d), “Good Reason” shall mean that Employee has complied with the “Good Reason Process” following the occurrence of any of the following events:  (i) a material diminution in Employee’s responsibilities, authority or duties; (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report [including a requirement that Employee report to a corporate officer or other employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation) if Employee is the CEO]; (iii) a material diminution in Employee’s base salary, target annual bonus amount or paid bonus amount (relative to the last annual bonus paid), in each case other than in connection with a general decrease in base salaries, target annual bonuses or paid annual bonuses, as applicable, for most officers of the successor corporation; provided, however, that any decrease in base salary and/or target annual bonus greater than ten percent (10%) shall provide grounds for “Good Reason” regardless of whether a general decrease in base salaries and/or target bonuses occurs for most officers of the successor corporation; (iv) a change in the geographic location at which Employee provides services to the Company that increases Employee’s one way commute by twenty-five (25) miles or more; or (v) failure of the successor corporation to assume the obligations under this Agreement.

(e)           Disability.  “Disability” shall mean the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months as provided in Sections 22(e)(3) and 409A(a)(2)(C)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and will be determined by the Board of Directors on the basis of such medical evidence as the Board of Directors deems warranted under the circumstances.

(f)            Good Reason Process.  “Good Reason Process” shall mean that (i) Employee reasonably determines in good faith that a “Good Reason” condition has occurred, as may be applicable; (ii) Employee notifies the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (iii) Employee cooperates in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Employee terminates his employment within ninety (90) days after the end of the Good Reason Cure Period.  If the Company substantially cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

(g)           Other Involuntary Termination.  “Other Involuntary Termination” shall mean (i) any termination by the Company other than for Cause, death or Disability, or (ii) Employee’s voluntary termination for Good Reason (as defined in this Section 3(g)), in each case, excluding a Change in Control Involuntary Termination.  For purposes of this Section 3(g), “Good Reason” shall mean that Employee has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a ten percent (10%) or greater decrease in Employee’s annual total cash compensation target (annual base salary plus annual bonus target) other than in connection with a general decrease in the total annual cash compensation target (annual base salary plus annual bonus target) for most officers of the Company and the successor corporation, if applicable; or (ii) a change in the geographic location at which Employee provides services to the Company that increases the Employee’s one-way commute by twenty-five (25) miles or more.

(h)           Target Annual Bonus.  “Target Annual Bonus” shall mean Employee’s target annual bonus that may be earned for performance during the Company’s fiscal year in which a termination occurs; provided, however, that sign-on or other special bonuses shall not be taken into account.  If Employee’s Target Annual Bonus has not been set or determined as of the termination date, the “Target Annual Bonus” shall mean Employee’s target annual bonus for the Company’s most recently completed fiscal year.

4.             Limitation and Conditions on Payments.

In the event that the severance and other benefits provided to Employee under this Agreement and any other agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Sections 2(a) and 2(b) shall be payable either:

(a)           in full; or

(b)           as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) and 2(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, cash severance pay that is exempt from Section 409A of the Code; second, any other cash severance pay; third. any other payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time); fourth, reducing any benefit to be provided in kind hereunder in a similar order, except for equity-based awards; fifth, any restricted stock, restricted stock units or similar awards, to be reduced in a similar order; and lastly, sixth, any stock options, stock appreciation right or similar awards, to be reduced in a similar order.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by a qualified independent certified public accounting or law firm selected by the Company and approved by the Employee, which such approval shall not be unreasonably withheld (the “Independent Tax Professional”).  The Employee shall not be deemed to have unreasonably withheld approval if the Employee does not consent to an Independent Tax Professional selected by the Company that has provided any services to the Company or any successor corporation within the preceding five (5) year period. The Independent Tax Professional shall provide its determinations and any supporting calculations both to the Company and the Employee in writing setting forth in reasonable detail the basis of the Independent Tax Professional’s determinations, which shall be subject to approval by the Employee, which such approval shall not be unreasonably withheld. Such determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 4, the Independent Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Employee shall furnish to the Independent Tax Professional such information and documents as the Independent Tax Professional may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Independent Tax Professional may reasonably incur in connection with any calculations contemplated by this Section 4.  If, after the payment of severance benefits has been made to the Employee, it is established that the payments made to, or provided for the benefit of Employee, exceed the limitations provided in Section 4(b) (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the following shall apply: (x) if it is determined that an Excess Payment has been made, the Employee shall repay the Excess Payment within 20 days following the determination of such Excess Payment; and (y) if it is determined that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Employee on the later of (A) 20 days after such determination or resolution and (B) the time period such payment would otherwise have been paid or provided to the Employee absent the application of Section 4(b).

5.             Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any severance payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated income recognition or additional tax under Section 409A of the Code, then the Company will not commence any payment of any such severance payments or benefits otherwise required hereunder (but without any reduction in such payments or benefits ultimately paid or provided to Employee) that (a) will not and may not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination of employment, and (b) are in excess of the lesser of (i) two (2) times Employee’s then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code and will not be paid by the end of the second calendar year following the year in which the termination occurs, until the first payroll date that occurs after the date that is six (6) months following Employee’s “separation of service” with the Company (as defined under Code Section 409A).  If any payments are delayed due to such requirements, such amounts will be paid in a lump sum to Employee on the earliest of (x) the Employee’s death following the date of Employee’s termination of employment with the Company or (y) the first payroll date that occurs after the date that is six (6) months following Employee’s “separation of service” with the Company.  For these purposes, each severance payment or benefit is designated as a separate payment or benefit for purposes of Treas. Reg. § 1.409A-2(b) and will not collectively be treated as a single payment or benefit.  This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply.  Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code.  Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).

6.             Conflicts.  Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party.  Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.  Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will.

7.             Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.             Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s Legal Department.

9.             Miscellaneous Provisions.

(a)           No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date hereof, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)            Arbitration.  All claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of this Agreement or the Employee’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against the Employee or that the Employee may have against the Company, or its parents or subsidiaries, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in

Section 9(f)(i) and (ii).  Claims covered by this Section 9(f) include, without limitation, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(i)            Agreement to Negotiate.  First, the parties shall attempt in good faith to resolve any Claims promptly by negotiations between the Employee and executives or directors of the Company or its affiliates (or, following the occurrence of a Change in Control, any person or committee selected by the Compensation Committee of the Board of Directors prior to the Change in Control (referred to as the “Independent Decision Maker”), who shall act on behalf of the Company or its affiliates), who shall have authority to settle the Claims.  Either party may give the other disputing party written notice of any Claim not resolved in the normal course of business.  Within five (5) days after the effective date of that notice, the Employee and such executives or directors of the Company, or, following the occurrence of a Change in Control, the Independent Decision Maker, shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim.  The first of those meetings shall take place within thirty (30) days of the date of the disputing party’s notice.  If the Claim has not been resolved within sixty (60) days of the date of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, either party may elect to undertake arbitration in accordance with Section 9(f)(ii).

(ii)           Agreement to Arbitrate.  If a Claim is not resolved by negotiation pursuant to Section 9(f)(i), such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law.  Any arbitration shall be conducted in accordance with the then-current International Arbitration Rules of the American Arbitration Association (“AAA”).  If a party refuses to honor its obligations under this Section 9(f)(ii), the other party may compel arbitration in any federal or state court of competent jurisdiction.  The arbitrator shall apply the substantive law of California (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law as applied by the United States Court of Appeals for the Ninth Circuit, or both as applicable to the Claims asserted.  The arbitration shall be conducted by a single arbitrator selected by the parties according to the rules of AAA.  In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration, the arbitrator will be chosen by AAA.  The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the parties. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 9(f)), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration.  The results of arbitration will be binding and conclusive on the parties hereto.  Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable.  The seat of arbitration shall be in the State of California, City of San Jose, and unless agreed otherwise by the parties, all hearings shall take place at the seat.  Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction.  All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected.  The decision of the arbitrator will be binding on all parties.  Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Employee and the Company no later than 120 days after a matter is submitted to arbitration.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties.  Each party shall pay its own attorneys’ fees and disbursements and other costs of arbitration and the parties to the arbitration shall split all of the arbitrator’s fees equally; ; provided, however, that following the occurrence of a Change in Control, the Company will bear the forum fees required by AAA and any other administrative fees associated with the arbitration and shall advance to the Employee the fees and expenses (including legal fees) in connection with any arbitration proceeding provided that Employee shall be obligated to repay all such amounts in the event the Employee does not prevail in such proceeding.  EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.

(g)           Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with entering into this Agreement.

(h)                                 No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(h) shall be void.

(i)                                     Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)                                    Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.  Notwithstanding the foregoing, neither the Company (or any successor thereto) nor the Employee may assign its obligations under this Agreement.

(k)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Management Continuity Agreement on the date first written above.

DEPOMED, INC.

By:
Name:
Title:

EMPLOYEE

[NAME]

Address:

APPENDIX A

DEPOMED, INC.

WAIVER AND RELEASE AGREEMENT

Depomed, Inc. has offered to pay me certain benefits (the “Benefits”) pursuant to Section 2 of my management continuity agreement with Depomed, Inc., effective as of            , 2016 (the “Management Continuity Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Depomed, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, (5) rights to vested benefits under the Company’s benefit plans and (6) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least [twenty-one (21)] [forty-five (45)] calendar days from the day I received a copy of this Waiver and Release to sign it.  I understand my termination is an [“Other Involuntary Termination”][“Change in Control Involuntary Termination”] pursuant to the Management Continuity Agreement.

In exchange for the payment to me of Benefits, I (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates (including any claim for a bonus in respect of actual performance for the year of termination in the event that such bonus has not yet been paid) and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans (other than the Management Continuity Agreement), except to the extent that my rights are vested under the terms of an employee benefit plan sponsored by the Company or an Affiliate and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of

1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the California Fair Employment and Housing Act, as amended; the California Labor Code; claims in connection with workers’ compensation or “whistle blower” statutes (except to the extent prohibited by law); and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Management Continuity Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

In further exchange for the payment to me of Benefits, I agree not to make any disparaging or derogatory statements concerning the Company. The Company hereby agrees to instruct its officers and directors not to make any disparaging statements concerning you.  These non-disparagement obligations shall not in any way affect my or the Company’s obligation or rights in connection with any legal proceeding.  I further acknowledge and agree that I am bound by and will comply with the Employee Confidential Information and Inventions Agreement and any similar agreements that I have entered into with the Company and that I will, within seven (7) calendar days of the date of this Waiver and Release, return all Company property to the Company.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Management Continuity Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).  Nothing contained in this Waiver and Release is intended to waive any rights I may have related to unemployment compensation and workers’ compensation and indemnification claims under Section 2802 of the California Labor Code.

I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Waiver and Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.  I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, and/or any analogous law of any other state.

Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the Management Continuity Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group on the same subject matter.  I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by the Vice President, Human Resources, Depomed, Inc., 7999 Gateway Boulevard, Suite 300, Newark, California 94560, facsimile number:  (510) 744-8001, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits.  I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Name	Company Representative’s Signature

Employee’s Signature	Company’s Representative’s Name and Title

Employee’s Signature Date	Company’s Execution Date